Exhibit 99.1

                 Avatar Holdings Reports Second Quarter Results

    CORAL GABLES, Fla., July 24 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) today reported net income of $1,745,000 on revenues of $108,226,000 for the six months ended June 30, 2003, compared to a net loss of $985,000 on revenues of $83,511,000 for the six months ended June 30, 2002.

    For the three months ended June 30, 2003 Avatar reported a net loss of $277,000 on revenues of $57,622,000 compared to net income of $720,000 on revenues of $47,587,000 for the same period in 2002.

    Results for the six months and three months ended June 30, 2003 include expenses of $2,773,000 and $1,626,000 attributable to start-up costs at Avatar's developments of Bellalago, adjacent to the Poinciana community in Central Florida, Cory Lake Isles, Tampa, Florida, and Ocean Palms, a 38-story oceanfront condominium in Hollywood, Florida.

                  Primary and Active Adult Homebuilding Data
                           Six Months Ended June 30

    Closings                           2003            2002          2001
      Number of Units                   516             441           332
      Aggregate Dollar Volume   $94,291,000     $71,982,000   $60,016,000
      Average Price Per Unit       $182,734        $163,224      $180,771

    Contracts Signed (Sold)
      Number of Units                   810             577           497
      Aggregate Dollar Volume  $162,570,000    $109,315,000   $81,127,000
      Average Price Per Unit       $200,704        $189,454      $163,233

    Backlog
      Number of Units                 1,107             674           558
      Aggregate Dollar Volume  $234,664,000    $145,082,000   $92,611,000
      Average Price Per Unit       $211,982        $215,255      $165,970

    At Solivita, Avatar's Central Florida active adult community, for the six months ended June 30, 2003, 297 units were sold totaling $60,428,000, an average price of $203,461, compared to 238 units, totaling $41,047,000, an average price of $172,466, for the six months ended June 30, 2002. Avatar recently acquired 908 acres of land in Polk County, Florida, which it will utilize for future expansion of Solivita.

    At Harbor Islands, the backlog at June 30, 2003 was 34 units totaling $48,464,000. Of the remaining 67 single-family homesites which Avatar is developing, 38 have been sold. It is anticipated that closings of all units at Harbor Islands will be completed by mid-2005.

    At Bellalago, backlog at June 30, 2003, was 170 units totaling $34,999,000. It is anticipated that closings will commence late in the third quarter of 2003.

    As of June 30, 2003, the joint venture for Ocean Palms, a 38-story oceanfront condominium in Hollywood, Florida, sold 135 of the 240 units in the proposed development. Plans are underway to commence construction late in the third quarter of 2003.

    Avatar called for partial redemption on July 31, 2003, of $60,000,000 of the $94,429,000 aggregate principal amount outstanding of its 7% Convertible Subordinated Notes due April 1, 2005. Notes that have been called for redemption may be converted at the option of the holders at any time prior to the close of business (5:00 p.m. EDT) on July 29, 2003.

    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.

    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration to regional market areas; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of Avatar's Form 10-K.

        SELECTED FINANCIAL DATA FOR THE  SIX  MONTHS AND THREE MONTHS
                         ENDED JUNE 30, 2003 AND 2002
           (Unaudited - Dollars in thousands except per share data)

                                  Six Months                Three Months
                              2003          2002         2003          2002

    Revenues              $108,226       $83,511      $57,622       $47,587
    Net income (loss)       $1,745         ($985)       ($277)         $720
    Basic and diluted EPS:
    Net income (loss)        $0.20        ($0.11)      ($0.03)        $0.08

    Selected Balance Sheet Data

                                     June 30, 2003        December 31, 2002

    Cash and cash equivalents          $  89,214            $ 118,839
    Total assets                       $ 375,860            $ 386,067
    Total stockholders' equity         $ 214,724            $ 221,592
    Book value per share               $   25.56            $   25.24
    Shares Outstanding                 8,400,900            8,780,658

HTML1DocumentEncodingutf-8SOURCE Avatar Holdings Inc.
-0- 07/24/2003
/CONTACT: Juanita I. Kerrigan of Avatar Holdings Inc., +1-305-442-7000/ /Web site: http;//www.avatarhomes.com /
(AVTR AVTRG)

CO: Avatar Holdings Inc.
ST: Florida
IN: CST RLT
SU: ERN